EXHIBIT 10.51

EXECUTIVE EMPLOYMENT AGREEMENT

I, Frank C. Ingriselli, agree to the terms and conditions of employment with Pacific Energy Development Corp. (“Company”) set forth in this Employment Agreement (“Agreement”).  This Agreement supersedes all previous agreements, promises, representations, understandings and negotiations between the parties, whether written or oral, with respect to the subject matter hereof.

1. Nature of Employment Relationship.  My employment under this Agreement will commence on June 15, 2011, and shall continue for an indefinite period until terminated by either the Company or me as provided in Section 5 of this Agreement, in which case I will be entitled to the compensation specified in that Section.

2. Nature of Duties.  I shall be the Company’s Director, President and Chief Executive Officer.  As such, I shall work exclusively for the Company and shall have all of the customary powers and duties associated with this position, including day-to-day operational control of the Company.  I shall devote my full business time and effort to the performance of my duties for the Company, which I shall perform faithfully and to the best of my ability.  I shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time-to-time.  Notwithstanding the foregoing, it shall not be a violation of this Agreement for me (A) at any time to (i) serve as an officer or director of the entities set forth on Schedule A hereto, (ii) serve on corporate, civic or charitable boards or committees, (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iv) manage personal investments, so long as such activities do not significantly interfere with the performance of my responsibilities as an officer of the Company in accordance with this Agreement and (B) until a Change of Control, to provide services to other entities, including the entities set forth on Schedule A, with respect to energy related ventures and, in particular, the Company acknowledges that I may participate in the energy related businesses currently conducted or to be conducted by GVEST Inc., including, without limitation, presenting or introducing opportunities and transactions to such entities, as well as working on, managing or consummating such opportunities and transactions, that may be appropriate business opportunities for the Company or may be competitive in nature with the Company or its operations.  Promptly following execution hereof, the Board shall ratify and approve the Company’s waiver of any current or future obligations I may have to the Company to present corporate opportunities to solely the Company rather than to GVEST Inc.

3. Place of Performance.  I shall be based in either California or New York, at my option, except for required travel on the Company’s business.

4. Compensation and Related Matters.

(a) Base Salary.  The Company shall initially pay me a base salary at an annual rate of two hundred thousand dollars ($200,000).  Effective upon the first day of the month following the date the Company consummates the earlier to occur of (i) the Company’s merger with a public company, (ii) the effectiveness of the registration of a class of the Company’s securities under the Securities Exchange Act of 1934, as amended, or (iii) the Company’s acquisition of a shale oil or gas or other energy asset, then my base salary shall automatically increase to an annual rate of three hundred fifty thousand dollars ($350,000). My base salary shall be paid in conformity with the Company’s salary payment practices generally applicable to Company executives.  I will be eligible for pay increases as determined by the Company’s Board of Managers (the “Board”).   Any increase to the abovementioned base salary will be considered the new base salary.

(b) Bonuses and Long Term Incentive Compensation.  I will be eligible for cash bonus compensation in an amount to be determined by the Board based on the Company’s achievement of financial performance and other objectives established by the Board each year.  In addition, I will be eligible for long-term equity incentive compensation, such as Company restricted stock and/or options to purchase Company shares, on such terms as established by the Board.  Notwithstanding the foregoing, the Company will pay me an annual cash bonus of between twenty percent (20%) and forty percent (40%) of my base salary (the “Annual Target Bonus”) based upon my performance as determined by the Board, which bonus shall be payable within 30 days of the end of each fiscal year, commencing for the 2011 fiscal year.  Notwithstanding the foregoing, the Annual Target Bonus paid may be less, as approved by the Board, based on my performance and the performance of the Company.

(c) Standard Benefits.  During my employment, I (and my family) shall be entitled to participate in all employee benefit plans and programs, including, without limitation, savings and retirement plans, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance, to the same extent generally available to Company executives and their families, in accordance with the terms of those plans and programs.  The Company shall have the right to terminate or change any such plan or program at any time.

(d) Vacation.  I shall be entitled to paid time off (“PTO”) to the same extent generally available to Company executives in accordance with Company policy, but not less than six (6) weeks PTO per annum.

(e) Fringe Benefits.  I shall be entitled to participate in all fringe benefits and perquisites available to Company executives in accordance with Company policy.

(f) Expense Reimbursement.  I shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses I incur in connection with my employment, but I must incur and account for those expenses in accordance with the policies and procedures established by the Company.  Notwithstanding the foregoing, I shall be entitled to travel in business class, or first class if business class is not available, on all flights taken with a scheduled aggregate duration of over 5 hours.

(g) Sarbanes-Oxley Act Loan Prohibition.  To the extent that any Company benefit, program, practice, arrangement or this Agreement would or might otherwise result in my receipt of an illegal loan (“Loan”), the Company shall use reasonable efforts to provide me with a substitute for the Loan that is lawful and of at least equal value to me.  If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to me or provide me a substitute for it.

5. Termination.

(a)  Termination By The Company Other Than For Cause; Or By Me For Good Reason.

(1)  The Company shall have the right to terminate my employment other than for Cause at any time and I shall have the right to resign for Good Reason at any time.

(2)  If (x) the Company or its successors terminate my employment with the Company other than for Cause or (y) I resign for Good Reason, then:  (a) the Company shall pay to me within thirty (30) days after the termination or resignation an amount equal to thirty-six (36) months of my base salary plus target bonus as in effect immediately before my termination of employment or resignation (in the event no target bonus has been established, the target bonus shall be 30% of my base salary), subject to Section 5(m) below (together, the “Separation Payment”); (b) any outstanding stock option(s) or restricted stock granted by the Company to me shall become fully vested and options shall remain exercisable for twelve (12) months following my termination pursuant to this Section 5(a)(2), or the tenth anniversary of the date(s) of the grant(s) specified in the relevant option agreement(s), whichever is the shorter period; (c) a certificate(s) representing such restricted shares will be delivered to me within thirty (30) days after the end of the applicable restriction period; and (d) the Company shall continue to provide me and my dependents with the same level of life, disability, accident, dental and health insurance benefits I and my dependents were receiving immediately before my termination for the shorter of (i) three (3) years following my termination or resignation or (ii) through the date that I commence employment with another employer that offers life, disability, accident, dental and health insurance benefits to me and my dependents similar to those received by me and my dependents on the date of termination or resignation.

(3)  If the termination or resignation described in Section 5(a)(2) occurs within one (1) year after or six (6) months before a Change of Control, then (a) the Company shall pay to me, within thirty (30) days after the termination of employment or resignation an amount equal to forty-eight (48) months of my annual base salary plus target bonus as in effect immediately before my termination of employment or resignation (in the event no target bonus has been established, the target bonus shall be 30% of my base salary) subject to Section 5(m) below (together, the “Separation Payment”); (b) any outstanding stock option(s) or restricted stock granted by the Company to me shall become fully vested and, if applicable, options shall remain exercisable for twelve (12) months following my termination or resignation, or the tenth anniversary of the date(s) of the grant(s) specified in the relevant option agreement(s), whichever is the shorter period; (c) a certificate(s) representing such restricted shares will be delivered to me within thirty (30) days after the end of the applicable restriction period; (d) the Company shall continue to provide me and my dependents with the same level of life, disability, accident, dental and health insurance benefits I and my dependents were receiving immediately before my termination for the shorter of (i) four (4) years following my termination or resignation or (ii) through the date that I commence employment with another employer that offers life, disability, accident, dental and health insurance benefits to me and my dependents similar to those received by me and my dependents on the date of termination or resignation.  In the event the Change of Control occurs six (6) months following the termination or resignation and I have already received the benefits set forth in Section 5(a)(2)(a) above (i.e., 36 months base salary and target bonus), the Company shall make an additional adjustment payment to me necessary to make the aggregate payments previously paid to me under Section 5(a)(2)(a) equal those due under Sections 5(a)(3)(a) as a result of the Change of Control.

(b)  Termination By The Company For Cause; Or By Me Other Than For Good Reason.

(1)  The Company shall have the right to terminate my employment at any time for Cause, and I shall have the right to quit or resign at any time other than for Good Reason.

(2)  If the Company terminates my employment for Cause, or I quit or resign other than for Good Reason, the Company’s only obligation to me under this Employment Agreement shall be to pay my base salary (including accrued vacation) actually earned to the date the my employment terminates.

(c)   Termination for Disability or Death.

(1)  Notwithstanding anything to the contrary herein, the Company shall have the right to terminate my employment on or after the date I have a Disability, and my employment shall terminate at my death.

(2)    If my employment terminates under this Section 5(c), the Company shall pay me or, if I die, my estate, no further compensation or benefits with respect to my employment, except those which have accrued due and those which may be provided to me pursuant to a group disability and insurance policies or the Company’s 401(k), profit sharing plan and pension plan will be paid.  Me or my estate will have 90 days from the date of termination to exercise stock options. My vested restricted stock will be issued to me or my estate in thirty (30) days.

(d)  Cause.  The term “Cause” shall mean my (1) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (2) fraud on or misappropriation of any funds or property of the Company or any of its affiliates, customers or vendors; (3) act of material dishonesty, willful misconduct, willful violation of any law, rule or regulation, or breach of fiduciary duty involving personal profit, in each case made in connection with my responsibilities as an employee, officer or director of the Company and which has, or could reasonably be deemed to result in, a Material Adverse Effect upon the Company (a defined below); (4) illegal use or distribution of drugs; (5) material violation of any policy or code of conduct of the Company; or (6) material breach of any provision of this Employment Agreement or any other employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by me for the benefit of the Company or any of its affiliates, all as reasonably determined in good faith by the Board of Directors of the Company. However, an event that is or would constitute “Cause” shall cease to be “Cause” if I reverse the action or cures the default that constitutes “Cause” within 10 days after the Company notifies me in writing that Cause exists.

No act or failure to act on my part will be considered “willful” unless it is done, or omitted to be done, by me in bad faith or without reasonable belief that such action or omission was in the best interests of the Company.  Any act or failure to act that is based on authority given pursuant to a resolution duly passed by the Board, or the advice of counsel to the Company, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.

For purposes of this section, “Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company or its subsidiaries, taken as a whole.

(e)  Good Reason.  “Good Reason” means the occurrence of any of the following without my written consent: (a) the assignment to me of duties substantially inconsistent with this Employment Agreement or a material adverse change in my titles or authority; (b) any failure by the Company to comply with Section 4 hereof in any material way; (c) any material breach of this Employment Agreement by the Company; or (d) the relocation of me more than fifty (50) miles from the location of the Company’s principal office located in Danville, California.  However, an event that is or would constitute “Good Reason” shall cease to be “Good Reason” if:  (i) I do not terminate employment within 45 days after the event occurs; (ii) before I terminate employment, the Company reverses the action or cures the default that constitutes “Good Reason” within 10 days after I notify it in writing that Good Reason exists; or (iii) I was a primary instigator of the “Good Reason” event and the circumstances make it inappropriate for me to receive “Good Reason” termination benefits under this Employment Agreement (e.g., I agree temporarily to relinquish my position on the occurrence of a merger transaction I assist in negotiating).

(f)   Disability.  I shall have a “disability” under this Employment Agreement on the date the Company receives written notice from a physician selected by the Company that I have a “disability,” as defined in Section 22(e)(3) of the Internal Revenue Code, as amended).

(g)   Change of Control.  A “Change of Control” shall mean:  (i) a merger, consolidation or sale of capital stock by existing holders of capital stock of the Company that results in more than 50% of the combined voting power of the then outstanding capital stock of the Company or its successor changing ownership; (ii) the sale, or exclusive license, of all or substantially all of the Company's assets; or (iii) the individuals constituting the Company’s Board as of the date of the Employment Agreement (the “Incumbent Board”) cease for any reason to constitute at least 1/2 of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board. Notwithstanding the foregoing and for purposes of clarity, a transaction shall not constitute a Change in Control if: (w) its sole purpose is to change the state of the Company’s incorporation; (x) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (y) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

(h)   Benefits. I shall have the right to receive any benefits payable under the Company’s employee benefits plans, programs and policies (other than a termination and separation or severance plan that the Company may adopt at a future date that may be applicable to executives and/or employees of the Company (a “Severance Plan”)) which I otherwise have a non-forfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits) independent of my rights under this Employment Agreement upon a termination of employment in addition to any other benefits under this Section 5 without regard to the reason for such termination of employment.  I acknowledge and agree that until the termination of this Employment Agreement, I shall not be entitled to participate in a Severance Plan.

(i)   Notice of Termination.  Any termination by the Company or by me for any reason shall be communicated by a notice of termination to the other party hereto and shall be given in accordance with Section 7.  Such notice shall state the specific termination provision in the Employment Agreement upon which the termination relies, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated, to the extent applicable.

(j)    Officer and Directorship.  In the event I am terminated or resign for any reason, I agree to resign, effective the same date, from any office or directorship held with the Company or any of its subsidiaries or affiliate companies.

(k)   No Mitigation.  I shall not be required to mitigate the amount of any severance payment contemplated by this Employment Agreement, nor shall any such payment be reduced by any earnings that I may receive from any other source, except and to the extent expressly provided herein.

(l)   Stock Award Agreements.  In the event of a conflict adverse to me between the terms of this Employment Agreement and the terms of any agreement granting me stock options or restricted stock, the conflicting terms of this Employment Agreement shall govern, unless otherwise required by applicable law.

(m)   Section 409A.  The Separation Payment is intended to qualify as separation pay due to involuntary Separation from Service under Treasury Regulation §1.409A-1(b)(9)(iii).  To the extent the Separation Payment, or any portion thereof, so qualifies or is otherwise exempt from the requirements of Section 409A, such amount shall be paid in full as set forth in Section 5(a).  If all or any portion of the Separation Payment does not qualify as separation pay due to involuntary Separation from Service under Treasury Regulation §1.409A-1(b)(9)(iii) and is not otherwise exempt from the requirements of Section 409A such amount shall be paid as follows:  (a) if I am not a Specified Employee, such amount shall be paid in full as set forth in Section 5(a), or (b) if I am a Specified Employee, such amount shall be paid in full on the date that is six months following the date of my Separation from Service.  For purposes of this Agreement, the terms “Separation from Service” and “Specified Employee” have the meanings ascribed to those terms in Section 409A.

Furthermore, if I am a Specified Employee and the benefits specified in this Section 5(a) are taxable to me and not otherwise exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits.  Any amounts to which I would otherwise be entitled under Section 5(a) during the first six months following the date of my Separation from Service shall be accumulated and paid to me on the date that is six months following the date of my Separation from Service.  Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under Section 5(a), or in-kind benefits provided, during my taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of mine.  Any reimbursement of an expense described in Section 5(a) shall be made on or before the last day of my taxable year following my taxable year in which the expense was incurred.  My right to reimbursement or in-kind benefits pursuant to Section 5(a) shall not be subject to liquidation or exchange for another benefit.  Subject to my Group Medical Plan COBRA Coverage Continuation rights under section 4980B of the Code, the benefits listed in this Section 5(a) shall be reduced to the extent benefits of the same type are received by me, my spouse or any eligible dependent from any other person during such period, and provided, further, that I shall have the obligation to notify the Company that I or they are receiving such benefits.

6. Confidentiality.  I acknowledge that I currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans and business methods of the Company (“Confidential Information”).

(a) Promise Not to Disclose.  I promise never to use or disclose any Confidential Information before it has become generally known within the industry through no fault of my own.  I agree that this promise shall never expire.

(b) Promise Not to Solicit.  To prevent me from inevitably breaking this promise, I further agree that, while this Agreement is in effect and for 12 months after its termination: (i) as to any customer or supplier of the Company with whom I had dealings or about whom I acquired Confidential Information during my employment, I will not solicit or attempt to solicit (or assist others to solicit) the customer or supplier to do business with any person or entity other than the Company; and (ii) I will not solicit or attempt to solicit (or assist others to solicit) for employment any person who is, or within the preceding 3 months was, an officer, director, or key employee of the Company.

(c) Promise Not to Engage in Certain Employment.  I agree that, while this Agreement is in effect and for 12 months after its termination, I will not accept any employment or engage in any activity, without the written consent of the Board, if the loyal and complete fulfillment of my duties in such employment would inevitably require me to reveal or utilize Confidential Information, as reasonably determined by the Board.

(d) Return of Information.  When my employment with the Company ends, I will promptly deliver to the Company, or, at its written instruction, will destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies of such materials, of or pertaining to the Company or any of its affiliated entities which are in my possession or control.  In addition, during my employment with the Company, and thereafter, I agree to meet with Company personnel as reasonably requested by the Board, and, based on knowledge or insights I gained during my employment with the Company, answer any question they may have related to the Company’s business and operations.

(e) Intellectual Property.  Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations and photographs that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made or reduced to writing or practice during my employment with the Company, except intellectual property that has no relation to the Company or any of its customers that I developed purely on my own time and at my own expense, shall be the sole and exclusive property of the Company, and I hereby assign all my rights, title and interest in any such intellectual property to the Company.

(f) Enforcement of this Section.  This Section shall survive the termination of this Agreement for any reason.  I acknowledge that (i) my services are of a special, unique and extraordinary character and it would be very difficult and impossible to replace them, (ii) this Section’s terms are reasonable and necessary to protect the Company’s legitimate interest, (iii) this Section’s restrictions will not prevent me from earning or seeking a livelihood, (iv) this Section’s restrictions shall apply wherever permitted by law, and (v) my violation of any of this Section’s terms would irreparably harm the Company.  Accordingly, I agree that, if I violate any of the provisions of this Section the Company or any of its affiliated entities shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining me from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking.

7. Notice.

(a) To the Company.  I will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies me to use):

If Mailed:	Pacific Energy Development Corp.
Attn: General Counsel
4125 Blackhawk Plaza Circle Danville, CA 94506

If Faxed:	Pacific Energy Development Corp.
Attn: General Counsel
Fax: 925-403-0703
Tel.: 925-203-5699

(b) To Me.  All communications from the Company to me relating to this Agreement must be sent to me in writing at my Company office or in any other manner I notify the Company to use.

(c) Time Notice Deemed Given.  Notice shall be deemed to have been given when delivered or, if earlier (1) when mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this Section.

8. Arbitration of Disputes.  If any legally actionable dispute arises which cannot be resolved by mutual discussion between the Company and me, we each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law.  Said arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services or such other arbitration service as we agree upon, and the law of the State of California.  The Company will be responsible for paying any filing fee and the fees and costs of the arbitrator, unless I initiate the claim, in which case I will contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in the State of California.  The Company and I agree that this promise to arbitrate covers any disputes that the Company may have against me, or that I may have against the Company and/or its related entities and/or their owners, directors, officers and employees, arising out of or relating to this Agreement, the employment relationship or termination of employment, including any claims concerning the validity, interpretation, effect or violation of this Agreement; discrimination, harassment or retaliation in violation of any federal, state or local law; and any other aspect of my compensation, training, or employment.  The Company and I further agree that arbitration as provided in this Section shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either of us for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency.  The Company and I also agree that any such arbitration shall be conducted in San Francisco, California, unless otherwise mutually agreed.

9. Amendment.  No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by me and a duly authorized Company officer.  Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

10. Interpretation and Exclusive Forum.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (excluding any that mandate the use of another jurisdiction’s laws).  Any arbitration (unless otherwise mutually agreed), litigation or similar proceeding with respect to such matters only may be brought within California, and all parties to this Agreement consent to California’s jurisdiction.

11. Department of Homeland Security Verification Requirement.  I agree to timely file all documents required by the Department of Homeland Security to verify my identity and lawful employment in the United States.  Notwithstanding any other provision of this Agreement, if I fail to meet any such requirements promptly after receiving a written request from the Company to do so, I agree that my employment shall terminate immediately and that I shall not be entitled to any compensation from the Company of any type.

12. FCPA Compliance.  In conformity with the United States Foreign Corrupt Practices Act and the Company’s guidelines related thereto, I represent and warrant that I shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government or the United States government (including a decision not to act) or inducing such a person to use her influence to affect any such governmental act or decision in order to assist the Company, or any subsidiary or affiliate thereof, in obtaining, retaining or directing any such business.

13. Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, me and my estate, but I may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which I participate.  This Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (a “Successor”) to assume expressly and agree to perform this Agreement and the Indemnification Agreement (defined below) in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, after which any reference to the “Company” in this Agreement shall be deemed to be a reference to the successor and any reference to the “Board” in this Agreement shall be deemed to be a reference to the board of directors or managers of the successor.

14. Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Indemnification/Insurance.  The Company shall obtain and maintain Directors and Officers Insurance in order to hold me harmless from any criminal or civil litigation arising from the performance of my duties and responsibilities on behalf of the Company; provided, that if I am terminated for Cause, such insurance coverage shall not apply to the action or actions that materially supported the termination for Cause.  The duration of such insurance shall include my term of employment and a period consistent with standard industry practice for similarly-situated development stage companies following the termination of my employment pursuant to Section 4 above.  In addition, the Company shall provide corporate indemnification to me pursuant to the terms of an Indemnification Agreement to be entered into by and between me and the Company (the “Indemnification Agreement”).

16. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

17. Entire Agreement.  All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.

I ACKNOWLEDGE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I FURTHER ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ALL OF IT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISHED TO DO SO.  I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Date: June 10, 2011	By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli

PACIFIC ENERGY DEVELOPMENT CORP.

Date: June 10, 2011	By:	/s/ Clark R. Moore
Clark R. Moore
	Its:	EVP and General Counsel

Schedule A

Eurasia Foundation
General Energy Technologies Inc.
Electra Industrial Ltda.
The Angelino Group
Global Venture Investments LLC